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                                                                  EXHIBIT 99.1


i2 TECHNOLOGIES ACQUIRES SMART TECHNOLOGIES TO FURTHER i2's INTELLIGENT eBUSINESS STRATEGY

Leading technology will strengthen i2's electronic Business Process Optimization solutions


IRVING, TX, MAY 12, 1999 - i2 Technologies, Inc. (Nasdaq: ITWO), the leading developer of electronic Business Process Optimization (eBPO) solutions, announced today that it has entered into an agreement to acquire SMART Technologies, a leading developer of Internet-based customer relationship solutions. This acquisition will extend i2's eBPO solutions and provide customers with end-to-end intelligent eBusiness solutions. The combined solutions from i2 and SMART will enable companies to leverage the internet while optimizing business processes.

"This acquisition is a part of our intelligent eBusiness strategy," said Sanjiv Sidhu, chairman and CEO of i2 Technologies. "SMART Technologies is a pioneer in the eBusiness space and this transaction accelerates the execution of our strategy to provide comprehensive intelligent eBusiness solutions to the market."

Under terms of the agreement, i2 will acquire all of the stock and outstanding options of SMART Technologies in exchange for approximately 2.1 million shares of i2 Technologies common stock. At i2's closing price on Tuesday, May 11, 1999, the transaction would be valued at approximately $68 million, and is expected to be accounted for as a pooling of interests.

SMART's applications help companies produce Web content to build and extend relationships with their customers and channel partners. This approach to servicing customers uses the intrinsic strengths of the Internet to allow companies to create and maintain productive relationships with customers, business partners, channel partners and employees. SMART's use of the Internet as a fully interactive customer channel, combined with i2's leadership in business process optimization, enables i2 to provide its customers with a total intelligent eBusiness solution.

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"Combining our front-end solutions with i2's leading e-Business process optimization solutions, offers very promising opportunities," said Bryan Plug, president and CEO of SMART Technologies. "The SMART software combined with the rest of i2's fulfillment capabilities creates the broadest suite of intelligent eBusiness solutions available today."

"SMART has focused on developing excellent internet technology and products, and will now benefit from i2's strong sales distribution network," said Sanjiv Sidhu, chairman and CEO of i2 Technologies. "The market that SMART addresses represents a huge opportunity and we expect to invest aggressively to capitalize on this opportunity. We expect this investment to be dilutive until the fourth quarter of 2000, and to yield positive results thereafter."

CAUTIONARY LANGUAGE

This press release may contain forward-looking statements that involve risks and uncertainties, including statements regarding expected benefits of use of the Company's products and future growth or results. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions. For additional discussion of factors which could impact the Company's financial results, please refer to the Company's Form 10-K filed February 1999; Form 10-Qs filed May, August, and November 1998 and May 1999; and two Form 8-Ks filed in June 1998.

ABOUT SMART TECHNOLOGIES

SMART (Sales Marketing Administration Research Tracking) Technologies builds software applications that help companies use the World Wide Web to build and extend relationships with customers, partners and suppliers. SMART Touchpoints(TM) for Commerce, Customer Care, Channel and Billing give Web customers a dynamic, personalized window into a company that allows them to shop, receive support, interact with salespeople and check bills. SMART is headquartered in Austin, TX. For further information, visit SMART on the Web at http://www.smartdna.com.

ABOUT i2 TECHNOLOGIES

Founded in 1988, i2 provides electronic business process optimization (eBPO) solutions for various industries including aerospace and defense; automotive and industrial; chemical, oil and gas; consumer goods and retail; high tech and electronics; metals; paper; pharmaceutical; semiconductor; and textiles, apparel and footwear. i2's eBPO solutions provide necessary elements for competitive success into the new millennium - forward visibility, collaboration with suppliers and customers, and rapid response - to high-velocity enterprises of all sizes. i2 Technologies' vision is to add $50 billion of value in growth and savings for its customers by the year 2005. i2 is headquartered in Irving, TX, has approximately



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2,300 employees and maintains offices worldwide. For additional information, visit i2 on the web at http://www.i2.com or attend PLANET 99 in Las Vegas, October 10-13, http://planet.i2.com.

Contact: Angela Schwecke - Public Relations - i2 Technologies, Inc. - 214-860-6076 - angela_schwecke@i2.com

               Brent Anderson - Investor Relations - i2 Technologies, Inc. - 214-860-6012 - brent_anderson@i2.com


RHYTHM, PLANET and i2 are registered trademarks of i2 Technologies, Inc. Copyright(C) 1999 i2 Technologies, Inc.